Lease Agreement

Party A: Meat Union Refrigerated Warehouse

Party B: Jilin Ganzhi Ginseng Products Co Ltd.

Party A leases out three refrigerated warehouses for party B to store ginseng.  During the refrigerated period, party A is required to keep the temperature at 12 – 15 degrees below zero, if there are any changes of the temperature party A needs to notify party B immediately.  If party A fails to notify party B and consequently caused the molding or rotting of ginseng, party A shall be responsible for all the losses.  Party B shall inspect warehouse temperature periodically.

The contracts starts from October 15, 2010, monthly rent is 4500 RMB.   When party B vacates a warehouse, both parties will renegotiate the rent for the refrigerated warehouse.

This contract is executed in two copies, each party keeps one copy.  The contract will be valid after both parties placed their signatures.

Party A: 梅河口市肉联联合价工厂 (with seal)

Party B: Liu Yu (with seal)